                                                                     EXHIBIT 2.2



                           STOCK PURCHASE AGREEMENT



                                 by and among



                     FIRST COMMUNITY CAPITAL CORPORATION,

                                 as Purchaser



                                      and



                              THE STOCKHOLDERS OF

                               THE EXPRESS BANK,

                                  as Sellers



                          Dated as of January 8, 2002

                           STOCK PURCHASE AGREEMENT


   This Stock Purchase Agreement dated as of January 8, 2002 ("Agreement") is by and among the undersigned stockholders ("Sellers") of The Express Bank, Alvin, Texas ("Bank") and First Community Capital Corporation ("Purchaser"). The Sellers own the number of shares of common stock of the Bank, $48.331/3 par value per share, set forth beside their respective names on the signature pages of this Agreement ("Shares"). The Sellers desire to sell and the Purchaser desires to purchase the Shares in the manner provided by and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto. Accordingly, for the mutual representations, warranties, covenants and agreements contained herein, the payments herein provided and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                              1.  THE TRANSACTION

   1.1  Purchase and Sale of Stock.  Pursuant to the terms and conditions of
        --------------------------
this Agreement, the Purchaser agrees to purchase from Sellers, and Sellers agree to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Shares, free and clear of all liens, security interests, options, rights of first refusal, charges, mortgages, community property interests, pledges, restrictions, agreements or any other encumbrances and other restrictions or limitations of any kind ("Encumbrances"), to Purchaser on the Closing Date (as hereinafter defined) against receipt by Sellers of the Purchase Price, as detailed below.

   1.2  Purchase Price.  The price to be paid to Sellers for each of the Shares
        --------------
("Purchase Price") will be $500 per share, payable in cash at the Closing (as hereinafter defined). The aggregate of the number of Shares set forth on the signature page of this Agreement represents all of the issued and outstanding common stock of the Bank and the aggregate price for all such Shares equals $15,000,000. The Purchase Price shall be paid by delivery by the Purchaser to the respective Sellers of cashier's checks at the Closing.

                 2.  REPRESENTATIONS AND WARRANTIES OF SELLERS

   The Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

   2.1  Organization.
        ------------

          (a) The Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank has full corporate power and authority to own and lease its properties, to engage in the business and activities now conducted by it and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as hereinafter defined) on the Bank.
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          (b)  True and complete copies of the Articles of Association and
Bylaws of the Bank, as amended, have been delivered to the Purchaser and the Bank is not in default under or in violation of the provisions of such documents. The Bank is not a member of the Federal Reserve System.

          (c) Except as set forth in Schedule 2.1(c), the Bank (i) does not have any subsidiaries or affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all stockholders of the Bank.

          (d) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank.

   2.2  Capitalization.
        --------------

          (a) The authorized capital stock of the Bank consists of 30,000 shares of common stock, $48.331/3 par value per share ("Common Stock"), all of which shares are issued and outstanding. As of the date of this Agreement, no shares of other classes of stock or other securities of the Bank were issued and outstanding. There are no shares of Common Stock or other classes of stock or other securities of the Bank held in the treasury. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any person or of any legal requirements or applicable securities laws. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any shares of Common Stock or other classes of stock or other securities of the Bank nor does the Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any shares of its outstanding capital stock. Except as disclosed on Schedule 2.2 hereto, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Common Stock.

          (b) The Shares are owned beneficially and of record by the Sellers, as set forth on the signature pages hereto, free and clear of all Encumbrances.

          (c) Except as set forth in Schedule 2.2(c), the Sellers have full legal right to sell, assign and transfer the Shares to Purchaser and will, upon delivery of the Shares to Purchaser pursuant to the terms hereof, transfer to Purchaser good and valid title to the Shares free and clear of all Encumbrances of every kind affecting the Shares.

   2.3  Authority and Enforceability; Approvals.
        ---------------------------------------

          (a) Each of the Sellers has full legal capacity, power and authority to execute and deliver this Agreement (and any related documents), to perform his obligations hereunder and thereunder and to consummate the contemplated transactions. All actions or proceedings on the part of the Sellers necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken. This Agreement (and any related documents) has been duly executed and delivered by each of the Sellers and, assuming it is a valid and binding agreement of the Purchaser, constitutes a valid and binding agreement of each of the Sellers enforceable against such Seller in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

          (b) Except for the filing of applications and notices with bank and bank holding company regulatory authorities, and approval of such applications and notices, no consents or approvals of or filings or registrations with any federal, state or local court, administrative agency, arbitrator, commission or any other governmental authority or instrumentality ("Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Sellers of this Agreement (and any related documents) and the consummation and performance by the Sellers of the contemplated transactions.

   2.4  Financial Statements and Information.
        ------------------------------------

          (a) The Sellers have furnished or made available to the Purchaser true and complete copies of the Bank's (i) unaudited balance sheet (the "Balance Sheet) as at November 30, 2001 (the "Balance Sheet Date") and the related statement of income for the 11 months then ended, and (ii) audited balance sheet as at December 31, 2000 and the related statements of income, cash flows and changes in stockholders' equity for the year then ended, together with the notes thereto and the report thereon of Harper & Pearson Company, independent certified public accountants. The financial information referred to in this
Section 2.4 is collectively referred to herein as the "Financial Statements". The Financial Statements fairly present the financial position and results of operations of the Bank at the dates and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis, subject only in the case of interim financial statements to year end adjustments consisting only of normal recurring accruals and restatements necessary to present the financial statements in accordance with generally accepted accounting principles. The Bank had, as of the dates of the Financial Statements, no liabilities, or obligations of any nature, which were material and were not fully disclosed or adequately provided for in the Financial Statements.

          (b) Since the Balance Sheet Date, there has been no Material Adverse Effect with respect to the Bank or the Sellers and no event has occurred or circumstance exists which may result in a Material Adverse Effect on the Bank or the Sellers.

   2.5  Title.  True and complete copies of all of the deeds, leases and title
        -----
insurance policies for all real property owned or leased by the Bank and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered or made available to the Purchaser. Except as set forth on Schedule 2.5, the Bank has good and indefeasible title to all of its real property and good and marketable title to all its personal property, including without limitation all of the properties and assets (real and personal) reflected in the Financial Statements subject to no Encumbrances of any kind except (i) as noted in the Financial Statements or as set forth in the documents delivered or made available to the Purchaser referred to above, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and Encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Financial Statements. The Bank owns no securities of or interest in any commercial bank, financial institution or other entity except as set forth in Schedule 2.5 hereto.

   2.6  Environmental Laws.  To the knowledge of the Sellers, the Bank is in
        ------------------
compliance with all terms and conditions of all applicable federal, state and local environmental statutes, regulations or ordinances required thereunder ("Environmental Laws"). There is no legal, administrative or other proceeding, claim or legal action of any nature pending, or to the knowledge of Sellers threatened, which seeks to impose on the Bank any liability arising from (i) any violation of any Environmental Laws or (ii) the release of Hazardous Materials (as hereinafter defined). The Bank is not subject to any claim or lien under any Environmental Laws. No real estate currently owned, operated or leased by the Bank, or owned, operated or leased by the Bank within ten years preceding the date of this Agreement, has been designated by any federal, state or local agency as requiring any environmental remediation or other response action to comply with Environmental Laws, or to the knowledge of the Sellers, has been the site of the release or discharge of any Hazardous Materials except as set forth in Schedule 2.6 hereto. For purposes of this Section 2.6, the Bank shall not be considered to "own" or "operate" real estate if it merely maintains a security interest in that real estate. As used in this Agreement, the term "Hazardous Materials" means petroleum and all petroleum products, as well as any pollutant, contaminant or hazardous substance covered under the Comprehensive Environmental Response, Compensation and Liability Act, or any similar state law.

   To the knowledge of the Sellers, no real estate owned or operated by the Bank is constructed of any asbestos-containing building materials and no borrower from or obligor to the Bank has liability under any Environmental Laws that would reasonably be expected to impair the ability of such borrower or obligor to fulfill his obligations to the Bank.

   2.7  Litigation and Other Proceedings.  Except as otherwise noted in Schedule
        --------------------------------
2.7 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of the Sellers, threatened before any court or administrative body in any manner against the Bank, or any of its properties or capital stock, which may have a Material Adverse Effect on the Bank or any Seller. The Sellers have no knowledge of any basis on which any litigation or proceeding may be brought which may have a Material Adverse Effect on the Bank or any Seller. The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Entity. There are no suits, actions, claims, proceedings or investigations pending, or to the knowledge of the Sellers threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

   2.8  Taxes.  Except as set forth on Schedule 2.8, the Bank has filed with the
        -----
appropriate federal, state and local governmental agencies all tax returns and reports required to be filed, and has paid all taxes and assessments shown or claimed therein to be due. Except as described in Schedule 2.8 hereto, the Bank has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is the Bank a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against the Bank. The Bank has not waived any statute of limitations with respect to any tax or other assessment or levy, and except as set forth on Schedule 2.8, all such taxes and other assessments and levies which the Bank is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental agency, domestic and foreign, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by the Bank, as required by law.

   True and complete copies of the federal income tax returns of the Bank as filed with the Internal Revenue Service for the years ended December 31, 1999 and December 31, 2000 have been delivered or made available to the Purchaser.

   2.9   Contracts.  Except as otherwise noted in Schedule 2.9 hereto, the Bank
         ---------
is not a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement), consulting or similar agreement which is not terminable by the Bank on less than sixty (60) days notice without payment of any amount on account of such termination; (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures in excess of $25,000 for any one project; (v) contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement involving an annual expenditure in excess of $25,000; (vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (vii) contract, order, memorandum, agreement or letter with respect to the management of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank, (viii) agreement, contract or indenture related to the borrowing by the Bank of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of the Bank or holder of more than ten percent (10%) of the Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; (xi) agreement between the Bank and any present or former officer, director, employee or agent of the Bank or any business in which any of such persons has an interest; or (xii) contracts, other than the foregoing, involving more than $25,000 not made in the ordinary course of business and not otherwise disclosed in this Agreement or in any schedule attached hereto. Complete and correct copies of all contracts, commitments, leases, agreements and other documents described in Schedule 2.9 have been delivered to Purchaser.

   2.10  Insurance.  Schedule 2.10 hereto is a true and complete list of all
         ---------
insurance policies owned or held by or on behalf of the Bank (other than credit-life policies), including policy numbers, retention levels, insurance carriers and effective and termination dates. Such policies are in full force and effect and contain only standard cancellation or termination clauses. The Bank has received no notice of cancellation or termination of any such policies. In the judgment of the Sellers, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Bank and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.

   2.11  No Conflict.  The execution, delivery and performance of this Agreement
         -----------
by the Sellers, and the consummation or performance by the Sellers of the transactions contemplated hereby, will not (i) violate any provision of the Articles of Association or Bylaws of the Bank, or (ii) assuming the consents and approvals contemplated by Section 2.3(b) are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its properties or assets or to any Seller, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Purchaser or the Bank to become subject to or liable for the payment of any tax, or result in the creation of any Encumbrance upon any of the properties or assets of the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Bank.

   2.12  Laws.  Except as otherwise noted in Schedule 2.12 hereto, to the
         ----
knowledge of the Sellers the Bank is in compliance with all applicable federal, state and local laws, rules, regulations and orders. The Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Texas Department of Banking ("Department"), the FDIC or any other regulatory authority having jurisdiction over the Bank, and such reports, registrations and statements are, to the knowledge of the Sellers, true and correct.

   2.13  Conduct.  Since the Balance Sheet Date and except as otherwise
         -------
disclosed on Schedule 2.13 hereto, the Bank has not (i) issued or sold any of its capital stock or corporate debt obligations (excluding insured deposits) or granted any options or entered into any agreement for the purchase of its capital stock; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its issued and outstanding capital stock; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to an Encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Balance Sheet, accruals, accounts and notes payable incurred since the Balance Sheet Date in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase (except in the ordinary course of business and in accordance with prior practices of the
Bank), paid any bonus, entered into any employment contract or made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or salaried employee or instituted or amended any employee welfare, retirement or similar plan or arrangement; (vii) materially increased the rate of compensation payable or to become payable by the Bank to any of its directors, officers, employees or agents; (viii) made any significant change in any method of management, operation or accounting of the Bank; (ix) suffered any damage, destruction or casualty loss, whether or not covered by insurance, which had or may have a Material Adverse Effect on the Bank; (x) except in the ordinary course of business, entered into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (xi) agreed to do any of the foregoing.

   2.14  Allowance for Possible Loan Losses.  The allowance for possible loan
         ----------------------------------
losses of the Bank has been calculated in accordance with regulatory accounting principles as applied to banking institutions and in accordance with all applicable rules and regulations. To the knowledge of Sellers, such allowance is adequate in all material respects. As of the Closing Date, no material facts relevant to the adequacy of the allowance for possible loan losses as of that date shall have been withheld from the Purchaser.

   2.15  Employment Relations.  The relations of the Bank with its employees are
         --------------------
satisfactory, and the Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Except as disclosed on Schedule 2.15, to the knowledge of the Sellers the Bank has complied with all laws relating to employment or labor concerning its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workers' compensation insurance and social security and similar taxes, and no person has asserted that the Bank is liable for any arrearages of wages, workers' compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

   2.16  ERISA.  Except as disclosed in Schedule 2.16 hereto, the Bank and any
         -----
other entity, which together with the Bank constitutes a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended ("ERISA Affiliate") do not sponsor, maintain or participate in (i) any "employee pension benefit plan" ("Pension Plan") within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any "employee welfare benefit plan" ("Welfare Plan") within the meaning of Section 3(1) of ERISA, or (iii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal. All plans of the Bank, or an ERISA Affiliate, which are listed on Schedule 2.16 shall hereinafter be collectively referred to as the "Plans". Neither the Bank nor an ERISA Affiliate currently contributes to, or at any time within the last six years contributed (or been obligated to contribute) to, any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA on behalf of any employees of the Bank or an ERISA Affiliate. True and complete copies of each of the Plans have been delivered to the Purchaser together with, as applicable with respect to each such Plan, trust agreements, summary plan descriptions, all Internal Revenue Service ("IRS") determination letters with respect to any Pension Plans intended to be qualified pursuant to Section

401(a) of the Internal Revenue Code of 1986, as amended ("Qualified Plans"), and any applications for determination which have been submitted to the IRS since receipt of the most recent favorable determination letter for each Qualified Plan, and the most recently filed valuation or actuarial reports, accountant's opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R) and summary annual reports. With regard to each of the Plans:

          (a) Except as set forth in Schedule 2.16 hereto, (i) the Bank and any ERISA Affiliate have made the contributions required and due to be paid under the Plans, satisfied all material reporting requirements with respect to the Plans to federal, state and local governments and governmental agencies and to all Plan participants and beneficiaries, and satisfied the applicable requirements under Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Plans, and
(ii) the Plans and any related trusts have been maintained in substantial compliance with ERISA, the Code and any other applicable laws and regulations.

          (b) Except as set forth in Schedule 2.16 hereto or as may be required by this Agreement, neither the Bank nor any ERISA Affiliate has any agreement, arrangement, commitment or understanding: (i) to create any additional plan which would constitute a Plan or to increase the rate of benefit accrual or contribution requirement under any of the Plans; or (ii) to modify or change, in any material respect, or terminate, any existing Plan.

          (c) Except as set forth in Schedule 2.16 hereto, to Sellers' knowledge, there is no transaction in connection with the Plans which could be subject to either a civil penalty assessed pursuant to Section 502 of ERISA, a tax imposed by Section 4975 of the Code or liability for a breach of fiduciary responsibility under ERISA.

          (d) The Pension Plans listed in Schedule 2.16 hereto have been funded in compliance with the minimum funding standards of ERISA (if applicable), and neither the Bank nor any ERISA Affiliate has sought a waiver of the minimum funding standards under Section 412 of the Code.

          (e) With respect to each Pension Plan listed in Schedule 2.16 hereto, no asset of the Bank is subject to a lien by reason of the provisions of Section 412(n) of the Code, and to the best of Sellers' knowledge, there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would demand termination of such plan or appointment of itself or its nominee as trustee thereunder.

          (f) Schedule 2.16 identifies each of the Plans which are Qualified Plans which have received a favorable determination from the IRS that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. All of such determination letters remain in effect and have not been revoked. No issue concerning qualification of any Qualified Plan is pending before or, to the best knowledge and belief of the Sellers, threatened by the IRS. Each Qualified Plan has been administered according to its terms, except for those terms which are inconsistent with any changes required by statutes, regulations, and rulings for which amendments are not yet required to be made, in which case each Qualified Plan has been administered in accordance with the provisions of the statutes, regulations, and rulings, and neither the Bank, any ERISA Affiliate nor any fiduciary of any Qualified Plan has done anything which would adversely affect the qualified status of any Qualified Plan or any related trust.

          (g) No notice of a reportable event has been required to be filed with the PBGC under Section 4043(b) of ERISA and the regulations thereunder by the plan administrator of any of the Pension Plans listed in Schedule 2.16 hereto and there has been no event described in Section 4062(e) of ERISA.

          (h) Neither the Bank nor any ERISA Affiliate is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an "excess parachute payment," as defined in Code Section 280G(b).

          (i) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to Sellers' knowledge, threatened against any of the Plans or any fiduciary of any of the Plans or against the assets of any of the Plans.

          (j) Except as required by law, neither the Bank nor any ERISA Affiliate provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service, and any Plan can be terminated at any time without resulting in any liability to the Bank or to the Purchaser for any additional penalties, premiums, fees, or any other charges. Neither the Bank nor any ERISA Affiliate has made any representations, promises or other affirmations to any employees or former employees with respect to ongoing retiree health or welfare benefits.

    2.17 Loans and Deposits.
         ------------------

          (a) To the knowledge of the Sellers, all documents and instruments which evidence loans and related security interests and investments of the Bank are legal and enforceable in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors generally or by the exercise of judicial discretion, and authorized under applicable federal and state laws and regulations. For purposes of the foregoing sentence it is understood and agreed that the phrase "enforceable in accordance with the terms thereof" shall not mean that the borrower or other obligor has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby. All actions necessary to perfect any related security interest have been duly taken. The loans were solicited and currently exist in material compliance with all applicable requirements of federal, state and local laws and related regulations.

          (b) The deposit accounts of the Bank were solicited and currently exist in material compliance with all applicable requirements of federal, state and local laws and regulations promulgated thereunder.

     2.18  Accurate and Complete Records.  The books, ledgers, financial records
           -----------------------------
and other records of the Bank for the period of time which is not less than three years prior to the date hereof or any such longer period as may be required by applicable laws or regulations:

            (a) are, or will be prior to the Closing Date, in the possession of the Bank;

            (b) have been maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

            (c) are accurate and complete and do not contain or reflect any material discrepancies.

     2.19  Performance of Obligations.  The Bank has performed all of the
           --------------------------
obligations required to be performed by it to date under, and the Bank is not in default under or in breach of, any term or provision of any covenant, contract, lease, indenture or any other agreement of any kind to which it is a party, is subject or it or its assets or properties are otherwise bound, and no event has occurred that, with or without the giving of notice or the passage of time, may constitute such default or breach, where such default or breach or failure to perform may have a Material Adverse Effect on the Bank. To the Sellers' knowledge no party with whom the Bank has an agreement that is of material importance to the business of the Bank is in default thereunder.

     2.20  Brokers or Finders.  Sellers and their agents have incurred no
           ------------------
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     2.21  No Misleading Statements.  The representations and warranties of
           ------------------------
Sellers contained in this Agreement do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made, in light of the circumstances under which they were made, not misleading. The Schedules hereto and all other documents and information furnished to the Purchaser and its representatives pursuant hereto are complete and accurate and do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made, in light of the circumstances under which they were made, not misleading. No notification given pursuant to Section
4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact known to the Sellers which is not disclosed herein (other than matters applicable to the banking industry generally or of a general economic nature) which has a Material Adverse Effect or in the future may (so far as the Sellers can reasonably foresee) have a Material Adverse Effect on the Bank.

           3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser represents and warrants to the Sellers as follows:

     3.1  Organization.  The Purchaser, a Texas corporation and registered bank
          ------------
holding company, is duly organized, validly existing and in good standing under the laws of the State of Texas. The Purchaser has full corporate power and authority to own and lease its properties, to engage in the business and activities now conducted by it and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Purchaser.

     3.2  Authority and Enforceability; Approvals.
          ---------------------------------------

            (a) The Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the Board of Directors of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming it is a valid and binding agreement of the Sellers, constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

            (b) Except for the filing of applications and notices with bank and bank holding company regulatory authorities, and the approval of such applications and notices (which approval the Purchaser has no reason to believe will not be promptly forthcoming), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Purchaser of this Agreement (and any related documents) and the consummation and performance by the Purchaser of the contemplated transactions.

     3.3  No Conflict With Other Instruments.  The execution and delivery of
          ----------------------------------
this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Purchaser or (ii) assuming the consents and approvals contemplated by Section 3.2(b) are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Purchaser or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, instrument or obligation to which the Purchaser is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Purchaser.

                           4.  COVENANTS OF SELLERS

     The Sellers, jointly and severally, hereby covenant and agree with the Purchaser as follows:

     4.1  Best Efforts.  The Sellers will use their best efforts, and will cause
          ------------
the Bank to use its best efforts, to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approval from, all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement.

     4.2  Operations.
          ----------

            (a) From and after the date of this Agreement to the Closing Date, the Sellers shall cause the Bank to (i) conduct its business in substantially the same manner as it has been conducted since the Balance Sheet Date and in accordance with prudent business and banking practices, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that it currently maintains, (iv) perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as the Bank may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organizations and present employees and maintain all relationships with its depositors and customers and (vi) comply with and perform all obligations and duties imposed by all federal, state and local laws, by all rules, regulations and orders of Governmental Entities and by the Articles of Association and Bylaws of the Bank.

            (b) The Sellers will not, without the prior written consent of the Purchaser, (i) permit any amendment or change to be made in the Bank's Articles of Association or Bylaws, (ii) take or allow the Bank to take any action described or do or allow the Bank to do any of the things listed in Section 2.13 hereof, (iii) enter into or amend or allow the Bank to enter into or amend any contract, agreement or other instrument of any of the types listed in Section
2.9 hereof or (iv) declare or pay any dividend, or allow such action by the Bank, on the outstanding shares of Common Stock, provided, however, that such prior written consent to a dividend shall not be required if the condition set forth in Section 7.12 hereof shall be satisfied.

     4.3  Access to Properties and Records.  To the extent permitted by law, the
          --------------------------------
Sellers shall cause the Bank (i) to afford the Purchaser and authorized representatives (including legal counsel, accountants and consultants) of the Purchaser full access in a reasonable manner and at reasonable times to the Bank's personnel, books and records and other documents and data (and provide copies thereof) in order that the Purchaser may have full opportunity to make such reasonable investigation as it shall desire to make of the Bank's affairs and (ii) to furnish the Purchaser with such additional financial and operating data and other information as to its business and properties as the Purchaser shall, from time to time, request.

     4.4  Information for Applications.  The Sellers shall, and to the extent
          ----------------------------
permitted by law, the Sellers shall cause the Bank to, furnish the Purchaser with all information required for inclusion in any application, statement or document to be made or filed by the Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Each Seller represents and warrants to the Purchaser that, to its knowledge, all information to be furnished by Sellers or the Bank for inclusion in any application, statement or document filed by the Purchaser in connection with this Agreement and the contemplated transactions shall be true and correct in all material respects and shall not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.5  Additional Disclosures and Notification.  The Sellers shall give the
          ---------------------------------------
Purchaser prompt written notice if at any time on or prior to the Closing there is a change in any state of facts, or there is the occurrence, nonoccurrence or existence of any event, which change or event is known to any of the Sellers and which (i) makes or would make any representation or warranty (including the information set forth in the Schedules) made by Sellers to the Purchaser not true or correct or (ii) may have a Material Adverse Effect on the Bank or a Seller, it being the intention of the parties to this Agreement that Sellers shall engage in a continuous disclosure process from the date of this Agreement through the Closing. Should any such fact or condition require any change in the Schedules previously delivered to the Purchaser pursuant to this Agreement, Sellers will promptly deliver to the Purchaser supplemental Schedule(s) specifying such change. Each Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of Sellers in this Section 4 or the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

     4.6  Standstill Provision.  So long as this Agreement is in effect, the
          --------------------
Sellers shall not solicit or encourage any inquiries or consider the merits of any unsolicited inquiries or proposals from, provide any information to or negotiate with any other person with respect to the sale of the Shares or the consolidation, merger, acquisition or sale of all or substantially all of the assets or capital stock of the Bank or similar transaction (or any proposal which could reasonably be expected to lead thereto) (all of which are referred to collectively as a "reorganization") and shall prevent the Bank and any representative, director, officer or employee of the Bank from taking any such action. The Sellers agree to notify the Purchaser immediately of any reorganization proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

     4.7  Attendance at Certain Bank Meetings.  In order to keep the Purchaser
          -----------------------------------
fully advised of all ongoing activities of the Bank, the Sellers agree, and shall cause the Bank to agree, to allow the Purchaser to designate two representatives, each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees thereof and meetings of the officers' loan committee of the Bank; provided, however, that the Purchaser representatives may be excluded from portions of meetings directly related to the discussion of this Agreement. The Bank shall promptly give the Purchaser prior notice by telephone of all called meetings. Such representatives shall have no right to vote. The representatives shall also be permitted, to the extent allowed by regulators, to attend the exit meeting of each regulatory examination of the Bank. No attendance by representatives of the Purchaser at any meetings under this Section 4.7 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of the Sellers made in this Agreement. The Purchaser agrees that, until the Closing, it and its representatives will maintain the confidentiality of all confidential information received at such meetings in accordance with the terms of Section
5.2 hereof. If the transactions provided for herein are not consummated, the Purchaser will, upon request of the Sellers, return or cause to be returned to the Bank all such written information then in its possession. Furthermore, if the transactions contemplated by this Agreement are disapproved by any Governmental Entities whose approval is required, then the Purchaser's designees will no longer be entitled to notice of and permission to attend such meetings.

                          5.  COVENANTS OF PURCHASER

     The Purchaser covenants and agrees with the Sellers as follows:

     5.1  Best Efforts.  The Purchaser will use its best efforts to take or
          ------------
cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications or obtaining approvals from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement. Within 30 days from the date of this Agreement, the Purchaser shall file its applications and notices with Governmental Entities seeking approval of the transactions contemplated by this Agreement.

     5.2  Confidential Information.  The Purchaser shall not disclose any
          ------------------------
confidential information furnished by the Sellers or the Bank to the Purchaser except and to the extent required by law in the reasonable judgment of the Purchaser; the parties acknowledge that appropriate disclosure shall be made to Governmental Entities. In the event of termination of this Agreement, the Purchaser shall return to the Sellers all documents and other information obtained pursuant hereto and shall keep confidential all information obtained pursuant to this Agreement. This Section is not applicable to any information that (i) was known to the Purchaser before receipt thereof from the Sellers or the Bank; (ii) is learned by Purchaser before receipt thereof from the Sellers or the Bank; (iii) becomes known publicly other than through the Purchaser; or
(iv) is required by law or court order to be disclosed by the Purchaser.

                 6.  CONDITIONS TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers, in whole or in part, in their sole discretion:

     6.1  Accuracy of Representations.  The representations and warranties made
          ---------------------------
by the Purchaser in this Agreement (considered both individually and collectively) which are qualified as to materiality must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the representations and warranties which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

     6.2  Performance of Obligations.  All of the covenants and obligations that
          --------------------------
the Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered both individually and collectively) must have been duly performed and complied with in all material respects. The Purchaser must have delivered each document required to be delivered by the Purchaser pursuant to Section 10.2 and must have made the required payments in accordance with the terms of this Agreement.

     6.3  Consents Under Agreements.  The consent, approval or waiver of each
          -------------------------
person (other than the Governmental Entities referred to in Section 8.1) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Purchaser is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, shall have been obtained.

     6.4  Legal Opinion.  The Sellers shall have received an opinion of counsel
          -------------
to the Purchaser, dated as of the Closing Date and in form and substance satisfactory to counsel for the Sellers, to the effect set forth in Schedule 6.4 hereto.

                7.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER

     The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser, in whole or in part, in its sole discretion:

     7.1  Accuracy of Representations.  The representations and warranties made
          ---------------------------
by the Sellers in this Agreement (considered both individually and collectively) which are qualified as to materiality must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the representations and warranties which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Notwithstanding the foregoing sentence, the representations and warranties in Sections 2.1 and 2.2 must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

     7.2  Performance of Obligations.  All of the covenants and obligations that
          --------------------------
the Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered both individually and collectively) must have been duly performed and complied with in all material respects. The Sellers must have delivered each document required to be delivered by the Sellers pursuant to Section 10.2 and must have delivered the certificates representing the Shares in accordance with the terms of this Agreement.

     7.3  Consents Under Agreements.  The consent, approval or waiver of each
          -------------------------
person (other than the Governmental Entities referred to in Section 8.1) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which any Seller or the Bank is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on any Seller or on the Bank, shall have been obtained.

     7.4  Legal Opinion.  The Purchaser shall have received an opinion of
          -------------
counsel to the Sellers, dated as of the Closing Date and in form and substance satisfactory to counsel for the Purchaser, to the effect set forth in Schedule
7.4 hereto.

     7.5  Material Adverse Change.  Prior to the Closing Date, the Bank shall
          -----------------------
not have experienced any Material Adverse Effect, nor shall any event have occurred which, with or without notice or the lapse of time, may cause or create any Material Adverse Effect as to the Bank.

     7.6  No Default.  Neither one or more of the Sellers nor the Bank shall be
          ----------
in default under any material order, judgment, award or decree of any Governmental Entity binding upon or affecting any Seller or the Bank or by which any of such person's assets may be bound or affected, and no such order, judgment, award or decree materially adversely affects the ability of the Bank to carry on its business as now conducted or the ability of the Sellers to perform their respective obligations under this Agreement.

     7.7  No Proceedings.  No litigation, investigation or administrative
          --------------
proceeding of or before any Governmental Entity shall be pending or threatened against any Seller, the Purchaser or the Bank (i) with respect to this Agreement or the transactions contemplated thereby or (ii) that, if adversely determined, may have a Material Adverse Effect on the Bank.

     7.8  Ownership Share.  The transfer of the Shares to the Purchaser will
          ---------------
vest in Purchaser full ownership without Encumbrances of 100% of the issued and outstanding Common Stock.

     7.9  Resignations.  The Purchaser shall have received the written
          ------------
resignations effective as of the Closing Date of any officers and/or directors of the Bank as may be requested in writing by the Purchaser.

     7.10  Certificates Regarding Indemnification and Other Matters.
           --------------------------------------------------------

          (a) The Purchaser shall have received a certificate dated as of the Closing Date executed by each of the directors and officers of the Bank which states that each such person has no claims, and there is no existing or, to their respective knowledge, threatened claim against the Bank or any such director or officer, nor any facts or circumstances, to their respective knowledge, that may give rise to any claim, pursuant to which such director or officer could be entitled to indemnification (including without limitation reimbursement of expenses) under the Bank's Articles of Association or Bylaws, the laws of Texas or otherwise.

          (b) The Purchaser shall have received certificates executed by each of the Sellers and dated as of the Closing Date which confirm the matters set forth in Sections 7.1, 7.2, 7.5, 7.6 and 7.7 (only with respect to the Sellers and the Bank).

     7.11  Omitted

     7.12  Equity Capital at the Closing Date.  The Equity Capital of the Bank
           ----------------------------------
(as hereinafter defined) shall be equal to or greater than $6,800,000 on the Closing Date. "Equity Capital" shall equal the sum of the common stock, capital surplus and retained earnings of the Bank, all as determined by Purchaser pursuant to generally accepted accounting principles as of the end of the calendar month immediately preceding the Closing Date.

     7.13  Receipt of Third Party Financing/Capital Raising.  The Purchaser
           ------------------------------------------------
shall have received third party financing and capital from offering activities all on terms reasonably acceptable to the Purchaser which, together with the Purchaser's internal funds, is sufficient to provide the aggregate price for all of the Shares provided in Section 1.2 hereof. When this condition has been satisfied, the Purchaser will so certify to the Sellers.

                  8.  CONDITIONS TO EACH PARTY'S OBLIGATIONS

     The respective obligations of the Purchaser and the Sellers under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following condition:

     8.1   Government Approvals.  The Purchaser shall have received the approval
           --------------------
(or waiver of approval) of the transactions contemplated by this Agreement from all necessary Governmental Entities whose approval must be received in order to consummate the transactions, which approvals shall not impose any restriction or condition on the operations of the Purchaser or the Bank which are unacceptable to Purchaser, and all waiting periods required to expire shall have expired.

                           9.  ADDITIONAL AGREEMENTS

     9.1   Noncompetition.
           --------------

          (a) To induce the Purchaser to enter into and consummate the transactions contemplated by the Agreement, each Seller agrees, for a period of 24 months from and after the

Closing Date, that he shall not, either individually or together with any other individual or organization, within Harris, Brazoria or Galveston Counties,
Texas:

               (i) Transact any commercial banking or other banking-related business with any customer, depositor or client of the Bank or its affiliates or successors, other than on behalf of the Bank or any of its affiliates or successors;

               (ii) Directly or indirectly induce any employee of the Bank or its affiliates or successors to terminate his or her employment with the Bank or its affiliates or successors, or hire any employee or former employee of the Bank or any of its affiliates or successors;

               (iii) Cause, induce or encourage, directly or indirectly, any customer, depositor or client of the Bank, its affiliates or successors to terminate or adversely change any relationship with the Bank, its affiliates or successors or cause, induce or encourage any potential supplier, customer, depositor or client to not enter into any business relationship with the Bank, its affiliates or successors; or

               (iv) Directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, or co-worker, enter into, conduct, participate or engage in the business of banking or in any type of business which is being conducted by the Bank, its affiliates or successors, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, however, that nothing in this Section 9.1 shall
                  --------
     prevent a Seller from owning as a passive investor less than five percent of the outstanding stock or other equity interests of any publicly-held entity engaged in the financial services industry.

          (b) Each Seller agrees and acknowledges that (i) the provisions of
Section 9.1(a) hereof are reasonable and necessary for the protection of the Bank and the Purchaser from and after the Closing Date, (ii) the breach of
Section 9.1(a) hereof by a Seller will result in irreparable harm to the Bank and the Purchaser, (iii) no adequate remedy at law is available to the Bank and the Purchaser for the breach by a Seller of the provisions of Section 9.1(a) hereof, and (iv) the Bank and the Purchaser shall be entitled to specific enforcement of Section 9.1(a), and injunctive relief for any breach or threatened breach of Section 9.1(a), without the necessity of proving actual monetary loss and without bond or other security being required.

          (c) The provision of this Section 9.1 shall survive the Closing and continue in full force and effect in accordance with terms hereof.

     9.2   Escrow Deposit.  Upon the execution of this Agreement, $150,000 (the
           --------------
"Escrow Deposit") shall be deposited by the Purchaser into an interest-bearing account with the Bank as the Escrow Agent. The escrow account shall be governed as follows:

                (i) In the event the transactions contemplated by this Agreement are consummated, the Escrow Deposit, together with all interest thereon, will be applied towards the aggregate Purchase Price for the Shares.

                (ii) In the event the transactions contemplated by this Agreement are not consummated prior to May 11, 2002 (or such later date to which the Closing Date shall have been extended pursuant to
             Section 11.1(a) of this Agreement) and the failure to consummate is a result of a breach of this Agreement by the Purchaser, the Escrow Deposit, together with all interest thereon, shall be paid to the Sellers as the exclusive and sole remedy for any claims or damages (whether actual or consequential) of the Sellers relating to the sale of the Shares or other transactions contemplated by this Agreement.

                (iii) In the event the transactions contemplated by this
             Agreement are not consummated prior to May 11, 2002 (or such later date to which the Closing Date shall have been extended pursuant to
             Section 11.1(a) of this Agreement) due to the failure of the condition in Section 7.13, and Seller terminates the Agreement, then 50% of the Escrow Deposit and 50% of the accrued interest thereon shall be paid to the Sellers and the balance of the Escrow Deposit and accrued interest thereon shall be returned to the Purchaser.

                (iv) In the event the transactions contemplated by this Agreement are not consummated prior to May 11, 2002 (or such later date to which the Closing Date shall have been extended pursuant to
             Section 11.1(a) of this Agreement) for any reason other than as set forth in paragraph (ii) above, the Escrow Deposit, together with all interest thereon, shall be returned to the Purchaser, except as provided in paragraph (iii) above.

     All distributions from the escrow account shall be made promptly and in accordance with the terms of this Agreement by the Bank as Escrow Agent.

     9.3   Delivery of Schedules; Termination.  The Sellers shall deliver the
           ----------------------------------
Schedules and any other documents required by this Agreement on or before January 15, 2002. Purchaser may terminate this Agreement at any time on or before January 31, 2002 based on its review of such Schedules and documents.

                                  10. CLOSING

     10.1  Closing.  Subject to the other provisions of this Section 10 and this
           -------
Agreement, the closing of the purchase and sale of the Shares as contemplated by this Agreement ("Closing") shall take place at the offices of the Purchaser, 14200 Gulf Freeway, Houston, Texas, on a mutually acceptable date (the "Closing Date") as soon as practicable within a 30-day period commencing with the later of the following dates:

          (a) the receipt of the last approval from any Governmental Entity and the expiration of any statutory or regulatory waiting period which is necessary to effect the transaction; or

          (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and the Purchaser has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of the Purchaser, to the consummation of the transactions contemplated herein, or such prior date as the Purchaser shall elect, whether or not such proceeding has been brought to a conclusion.

     10.2  Closing Obligations. At the Closing, the parties to this Agreement
           -------------------
will exchange the certificates, opinions, letters and other documents provided for under this Agreement in order to consummate the transactions contemplated hereby and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. The Sellers shall deliver to the Purchaser the certificates representing the Shares, together with stock powers duly executed in blank, free and clear of all Encumbrances as provided in
Section 1.1. The Purchaser shall deliver to the Sellers the Purchase Price as provided in Section 1.2.

                                11. TERMINATION

     11.1  Termination.
           -----------

          (a) This Agreement may be terminated by the Purchaser or Sellers at any time prior to the Closing if:

               (i) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall be final and non-appealable; or

               (ii) the Closing shall not have occurred on or before May 11, 2002 or such later date as shall have been approved in writing by the Purchaser and Sellers; provided, however, that the right to terminate
                                 --------  -------
          under this Section 11.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; provided further, that if all approvals set
                                  -------- -------
          forth in Section 8.1 hereof have been received, then the date that all waiting periods, if any, shall expire shall be deemed to be a later date approved in writing by the Purchaser and Sellers for purposes of this Agreement.

          (b) This Agreement may be terminated at any time prior to the Closing by Sellers if (i) the Purchaser has committed a material breach of any provision of this Agreement and such breach has not been waived, or (ii) any of the conditions in Sections 6 and 8 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date. In the event the Sellers desire to terminate this Agreement as provided above, the Sellers must notify the Purchaser in writing of their intent to terminate stating the reason therefor. The Purchaser shall have fifteen days from the receipt of such notice to cure the alleged breach or satisfy such condition, subject to the approval of the Sellers (which approval shall not be unreasonably delayed or withheld).

          (c) This Agreement may be terminated any time prior to the Closing by the Purchaser if (i) any of the Sellers has committed a material breach of any provision of this Agreement and such breach has not been waived, or (ii) any of the conditions in Sections 7 and 8 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date. In the event the Purchaser desires to terminate this Agreement as provided above, the Purchaser must notify the Sellers in writing of its intent to terminate stating the reason therefor. The Sellers shall have fifteen days from the receipt of such notice to cure the alleged breach or satisfy such condition, subject to the approval of the Purchaser (which approval shall not be unreasonably delayed or withheld).

          (d) This Agreement may be terminated by the Purchaser on or before January 31, 2002 as provided in Section 9.3 hereof.

          (e) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Purchaser and the Sellers.

     11.2  Effect of Termination.  In the event of termination of this Agreement
           ---------------------
and the abandonment of the transaction without breach by any party hereto, all further obligations of the parties under this Agreement shall terminate without any liability on the part of any party or its directors, officers, stockholders or agents, if any; provided, however, that the provisions of Sections 5.2, 9.2,
11.2 and 12 shall remain in force. Nothing contained in this Section 11.2 shall relieve any party hereto of any liability for a breach of this Agreement and the terminating party's right to pursue all legal remedies will survive such termination, except as provided in Section 9.2 hereof.

                               12. MISCELLANEOUS

     12.1  Amendments.  This Agreement may be amended only by a writing signed
           ----------
by the Purchaser and each Seller.

     12.2  Expenses.  Whether or not the transactions provided for herein are
           --------
consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.

     12.3  Notices.  Any notice given hereunder shall be in writing and shall be
           -------
delivered in person or mailed by first class mail, postage prepaid, or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:



If to the Purchaser:                             With a copy to:

Mr. Nigel J. Harrison                            Mr. Waverly Vest
First Community Capital Corporation              Bracewell & Patterson, L.L.P.
14200 Gulf Freeway                               711 Louisiana, Suite 2900
Houston, Texas  77034                            Pennzoil Place, South Tower
Fax: 281-464-3715                                Houston, Texas  77002
                                                 Fax: 713-221-1212

If to the Sellers:                               With a copy to:

Mr. B. L. Corley, Jr.                            Mr. Bruce Heitz
The Express Bank                                 Short, How, Frels & Heitz, P.C.
2900 S. Gordon                                   1600 Pacific Avenue, Suite 1400
Alvin, Texas  77512                              LB C-9
Fax: 281-585-2238                                Dallas, Texas  75201
                                                 Fax: 214-720-2240


All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     12.4  Controlling Law.  All questions concerning the validity, operation
           ---------------
and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

     12.5  Headings.  The headings and titles to the sections of this Agreement
           --------
are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     12.6  Modifications or Waiver.  No termination, cancellation, modification,
           -----------------------
amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

     12.7  Severability.  Any provision hereof prohibited by or unlawful or
           ------------
unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     12.8  Assignment.  This Agreement shall be binding upon and inure to the
           ----------
benefit of the parties hereto and their respective legal representatives, heirs, executors, trustees, administrators, guardians, successors and assigns, but shall not be assigned by any party without the prior written consent of the other party or parties.

     12.9  Consolidation of Agreements.  All understandings and agreements
           ---------------------------
heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the purchase of the Shares and other matters contemplated by this Agreement.

     12.10 Counterparts.  This Agreement may be executed in multiple
           ------------
counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     12.11 Gender.  Any pronoun used herein shall refer to any gender, either
           ------
masculine, feminine or neuter, as the context requires.

     12.12 Publicity.  Subject to written advice of counsel with respect to
           ---------
legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, notification to other holders of Common Stock, press releases or other public statements (whether written or oral) concerning this Agreement or the transaction will occur upon, and be determined by, the mutual consent of the Purchaser and the Sellers.

     12.13 Certain Definitions. The following terms shall have the meanings
           -------------------
ascribed to them for all purposes of this Agreement:

     "Best Efforts" means the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

     "Knowledge" or "known" - An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual possessing the requisite knowledge and experience could be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his duties or in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. No individual may deny having actual knowledge of a fact or other matter by reason of such person having failed to review or obtain information available to such individual in the ordinary course of business. A person other than an individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of such person has, or at any time had, knowledge of such fact or other matter.

     "Material Adverse Effect" shall mean, with respect to any person (including the parties to this Agreement and the Bank), any effect that is material and adverse to the financial condition, assets, results of operations, earnings, business, prospects or cash flows of that person or that materially impairs the ability of any person to consummate the sale of the Shares, or any of the contemplated transactions under the Agreement. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced person which is caused by (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) changes in interest rates, (e) actions or omissions of a party to the Agreement taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby or (f) actions or omissions of the Bank taken with the prior informed written consent of the Purchaser in contemplation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    PURCHASER

                                    First Community Capital Corporation



                                    By: /s/ Nigel J. Harrison
                                       -----------------------------------------
                                         Nigel J. Harrison
                                         President and Chief Executive Officer

                                                     Number of Shares
                                                     of Common Stock
                   SELLERS                              to be Sold
                   -------                              ----------



  /s/ Nolan Ryan                   /s/ Ruth Ryan           25,200
  --------------------------       -------------------     ------
  Nolan Ryan                       Ruth Ryan


  /s/ B.L. Corley, Jr.             /s/ Glynda Corley        4,800
  --------------------------       -------------------      -----
  B. L. Corley, Jr.                Glynda Corley

     1-8-2002